 Exhibit 10.15

October 9, 2019

Michael Will

RE: OFFER OF EMPLOYMENT

Dear Michael:

The teams of Insurtech Holdings LLC, YouSurance General Agency LLC, and Life Epigenetics Inc. (collectively, "Company", "Companies," "our", "we" or "us") are pleased to offer you the position of General Counsel, reporting to Jon Sabes, Chief Executive Officer.

We are very excited to make you this offer and have you join our team!

Your Position:

The key accountabilities and duties of the General Counsel position include but are not limited to the following:

●	Develop a comprehensive understanding of the company's businesses and business practices; engage in a proactive style of legal practice in order to best serve internal clients.

●	Educate key stakeholders on risk management and provide practical guidance to cross-functional teams that takes legal and business considerations into account.

●	Deliver counsel to all levels and departments of the company on legal risks associated with current and proposed business activities and strategies.

●	Provide legal guidance related to product creation and filing of insurance forms, underwriting, and regulatory compliance. Work with carrier, reinsurance, and distribution partners in the sale of company products and/or implementation of company technology.

●	Collaborate with business partners to structure and execute commercial transactions. This includes reviewing, drafting, and negotiating a variety of commercial contracts such as agreements relating to information technology, intellectual property, procurement, service, consulting, distribution, sales, license, confidentiality and other similar agreements.

●	Manage company transactions such as financing arrangements, investment opportunities, etc.

●	Review sales and marketing materials, update disclosure language, and provide guidance to internal teams.

●	Work with and advise internal business partners on compliance with U.S. federal, state, and global laws and regulations, including those related to information technology and data privacy & security, and contribute to the development and improvement of company policies, trainings, and best practices.

lnsurTech Holdings, LLC | 220 South Sixth Street, Suite 1200 | Minneapolis, MN 55402

●	Provide legal counsel relative to intellectual property including patent, trademark, and copyright, and engage/manage outside counsel in the prosecution of related IP applications.
●	Respond to and provide legal guidance regarding state regulatory inquiries, examinations, and/or audits, and interact with internal business partners, outside counsel, and/or regulators in developing and implementing appropriate strategies and/or responses.
●	Review, evaluate, and manage threatened or pending litigation, assigning matters to outside counsel as necessary.
●	Advise on labor and employment law matters to include hiring, disciplinary, terminations, discrimination, wage & hour issues, disability accommodation, state and federal compliance, investigations and traditional labor law.
●	Draft, review, and update company policies and procedures.
●	Prepare, review and supervise the preparation of investor/shareholder communications- to ensure that all reporting requirements and timelines are met.
●	Additional legal and/or compliance responsibilities as determined by the Parties.

The key consideration of the terms of our offer of employment are in Exhibit A. If these terms of employment are acceptable, please indicate your acceptance below.

Sincerely,

Jon Sabes

Chief Executive Officer

ACCEPTED:

Michael Will Date

Exhibit A

POSITION: General Counsel

Michael Will

Page3

REPORT: You will report to Jon Sabes, and his designees as directed.

START DATE: October 21, 2019

LOCATION: You will work out of the Minneapolis office.

COMPENSATION: Base Salary - $162,000 per annum

Your base salary will be (gross), less applicable income tax and other legally required withholding and any deductions that you authorize. Salaries are paid biweekly directly into nominated bank account.

Signing Bonus - $4,361.53

You will receive a one-time bonus payment due on the first pay period after your start date.

Incentive Compensation - You will be eligible to participate in our incentive compensation plan that will provide you with an annual incentive compensation in the form of cash and stock options based upon your performance and the company's achievement of certain milestones. We expect this incentive compensation award to by paid semi-annually and equate to up to 25% of your annual Base Salary. Incentive compensation will be discretionary by the Company.

EXPENSES:

TERM: BENEFITS:

We will reimburse you for all appropriate and reasonable business expenses you have incurred in performing your duties.

The term of your employment is at-will.

As a regular full-time employee, you will be eligible to participate in the following sponsored benefits, subject to the terms and conditions of each benefit plan or program:

●	401kPlan
●	Medical, Dental and Vision - (For you and your eligible dependents).
●	Life and AD&D Insurance - (Paid by for by us in an amount of 1x your Annual Salary).

●	Short-Term and Long-Term Disability Insurance - (Paid by us).
●	Paid Time Off (PTO) - (You will receive a total of fifteen (15) days per year, comprised of Vacation and Sick Days).
●	Holidays - (You are entitled to seven (7) Paid Holidays).
●	Other Voluntary Benefits

Several of the benefits are governed by insurance contracts and benefits summaries, and the terms and conditions in those materials control. Others are based on our established policies and procedures. Like other employers, we review our benefits regularly and reserve the right to add new benefits, modify existing programs, and terminate them, as we deem necessary. All terms and conditions of employment are subject to modification from time to time as we deem necessary or appropriate.